EXHIBIT (a)(1)(E)

                               EOG RESOURCES, INC.

        Offer to Purchase for Cash Any and All Outstanding Shares of Its 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B,
                             at $1,074.01 per share,
            plus Accrued but Unpaid Dividends to the Date of Purchase

                                   ----------

            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 9:00 A.M.,
               NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 8, 2006
              (THE "EXPIRATION DATE") UNLESS THE OFFER IS EXTENDED.

                                   ----------

October 11, 2006

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

         EOG Resources, Inc., a Delaware corporation (the "Company"), is offering to purchase for cash any and all outstanding shares of its 7.195% Fixed Rate Cumulative Perpetual Senior Preferred Stock, Series B (the "Shares"), at a price of $1,074.01 per share plus accrued but unpaid dividends up to, but not including, the date of purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 11, 2006 (the "Offer to Purchase"), and the related Letter of Transmittal (which, together with the Offer to Purchase, constitute the "Offer"), which are enclosed herewith. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold Shares registered in your name or in the name of your nominee.

         Enclosed for your information and use are copies of the following documents:

         1.   Offer to Purchase, dated October 11, 2006;

         2. Letter of Transmittal to be used by holders of Shares in accepting the Offer and tendering Shares;

         3. Notice of Guaranteed Delivery to be used to accept the Offer if the Shares and all other required documents are not immediately available or cannot be delivered to D.F. King & Co., Inc., the depositary for the Offer (the "Depositary"), on or prior to the Expiration Date;

         4. A letter that may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

         5. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.

         We urge you to contact your clients as promptly as possible. Please note that the offer and withdrawal rights expire at 9:00 a.m., New York City time, on November 8, 2006, unless the offer is extended.

         In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates evidencing such Shares, a Letter of Transmittal (or facsimile thereof) properly completed and duly executed and any other required documents.

         If a stockholder desires to tender Shares pursuant to the Offer and time will not permit the Letter of Transmittal, certificates representing such Shares and all other required documents to reach the Depositary on or prior to the Expiration Date, such stockholder may nevertheless tender Shares by following the guaranteed delivery procedure described under "The Offer-Procedures for Accepting the Offer and Tendering Shares-Guaranteed Delivery" in the Offer to Purchase.

         The Company will not pay any fees or commissions to any broker, dealer or other person in connection with the solicitation of tenders of Shares pursuant to the Offer. However, the Company will reimburse you for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients. The Company will pay all U.S. federal or state transfer taxes applicable to the purchase and transfer of Shares pursuant to the Offer, except as otherwise provided in Instruction 6 of the Letter of Transmittal.

         Any inquiries you may have with respect to the Offer should be directed to the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of the enclosed materials may also be obtained by contacting the Information Agent, D.F. King & Co., Inc.


                                           Very truly yours,

                                           UBS Investment Bank
                                           Lehman Brothers


         NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY OTHER PERSON THE AGENT OF THE COMPANY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR TO MAKE ANY STATEMENT ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THE ENCLOSED DOCUMENT AND THE STATEMENTS CONTAINED THEREIN.